                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                           TETRA TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

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

                            TETRA TECHNOLOGIES, INC.
                          25025 IH-45 NORTH, 6TH FLOOR
                           THE WOODLANDS, TEXAS 77380


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 15, 1998



To the Stockholders of TETRA Technologies, Inc.:

         Notice is hereby given that the Annual Meeting of the Stockholders of TETRA Technologies, Inc., a Delaware corporation (the "Company"), will be held at The Woodlands Executive Conference Center and Resort, 2301 North Millbend Drive, The Woodlands, Texas 77380 on the 15th day of May 1998 beginning at 11:00 a.m., Central Daylight Time, for the following purposes:

         1. To elect three directors to the Company's board to serve until the annual meeting of stockholders to be held in 2001 or until their successors have been elected and qualified;

         2. To approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year 1998; and

         3. To act upon such other business as may properly come before the annual meeting or any adjournments thereof.

         Only stockholders of record at the close of business on March 20, 1998 are entitled to notice of and to vote at the annual meeting.

         The Board of Directors and Management of the Company request that you mark, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the annual meeting, in order to ensure a quorum. If you are present at the annual meeting and wish to do so, you may revoke the proxy and vote in person.

         I hope it will be possible for you to personally attend the annual meeting.



                                                  /s/ BASS C. WALLACE, JR.

                                                  BASS C. WALLACE, JR.
                                                  Corporate Secretary

March 23, 1998
The Woodlands, Texas

                            TETRA TECHNOLOGIES, INC.
                          25025 IH-45 NORTH, 6TH FLOOR
                           THE WOODLANDS, TEXAS 77380

                                 PROXY STATEMENT

===============================================================================

GENERAL INFORMATION

===============================================================================

         The accompanying proxy is solicited by the Board of Directors of TETRA Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 15, 1998 and at any adjournments thereof. The annual meeting will begin at 11:00 a.m., Central Daylight Time, at The Woodlands Executive Conference Center and Resort, 2301 North Millbend Drive, The Woodlands, Texas 77380. When such proxy is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted thereon; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. In addition, the proxy confers discretionary authority to the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the annual meeting. The Board of Directors is not currently aware of any such other matters.

         Each stockholder of the Company has the unconditional right to revoke his proxy at any time prior to its exercise, either in person at the annual meeting or by written notice to the Company addressed to Corporate Secretary, TETRA Technologies, Inc., 25025 IH-45 North, The Woodlands, Texas 77380. No revocation by written notice will be effective unless such notice has been received by the Corporate Secretary of the Company prior to the day of the annual meeting or by the inspectors of elections at the annual meeting.

         The cost of solicitation of these proxies will be borne by the Company. Officers and employees of the Company may solicit proxies from the stockholders by telephone, telegram or otherwise. Such persons will receive no compensation in excess of their regular salaries for their services.

         The approximate date on which this Proxy Statement will first be sent to stockholders is March 31, 1998.

===============================================================================

VOTING SECURITIES

===============================================================================

         At the close of business on March 20, 1998, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the annual meeting or any adjournments thereof (the "Record Date"), the Company had outstanding 13,520,741 shares of common stock, $0.01 par value (the "Common Stock"), held of record by approximately 137 persons and owned beneficially by approximately 2,900 persons. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the annual meeting. Shares of Common Stock may not be voted cumulatively. All proxies that are properly completed, signed and returned prior to the annual meeting will be voted. The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the annual meeting, the three persons nominated for election as directors receiving the greatest numbers will be elected to serve as directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the vote of the holders of a majority of the shares present or represented at the annual meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote. Votes will be counted by Harris Trust and Savings Bank, the Company's transfer agent and registrar.

         The following table sets forth, as of December 31, 1997, certain information with respect to the beneficial ownership of the Common Stock with respect to each person known by the Company to own beneficially five percent (5%) or more of the Common Stock:

                                                     AMOUNT AND
                                                      NATURE OF
NAME AND BUSINESS ADDRESS                            BENEFICIAL      PERCENT OF
   OF BENEFICIAL OWNER                                OWNERSHIP         CLASS
   -------------------                                ---------         -----

Montgomery Asset Management, L.P...................  1,311,500 (1)       9.7%
         101 California Street
         San Francisco, CA 94111

SAFECO Corporation.................................    855,300 (2)       6.4%
         4333 Brooklyn Ave NE
         Seattle, WA 98185

Morgan Stanley, Dean Witter, Discover & Co.........    853,000 (3)       6.3%
         1585 Broadway
         New York, NY 10036

J. P. Morgan & Co Incorporated.....................    802,400 (4)       5.9%
         60 Wall Street
         New York, NY 10260


     (1) Pursuant to a Schedule 13G filed in February 1998 with respect to beneficial ownership as of December 31, 1997, Montgomery Asset Management, L.P. has sole voting power with respect to 915,500 shares of Common Stock and sole dispositive power with respect to 1,311,500 shares of Common Stock.

     (2) Pursuant to a Schedule 13G filed in February 1998 with respect to beneficial ownership as of December 31, 1997, (i) SAFECO Common Stock Trust has shared voting and dispositive power with respect to 709,800 shares of Common Stock; (ii) SAFECO Corporation and its subsidiary SAFECO Asset Management Company have shared voting and dispositive power with respect to 855,300 shares of Common Stock (including the 709,800 shares beneficially owned by SAFECO Common Stock Trust); and
         (iii) SAFECO Corporation and its subsidiary SAFECO Asset Management Company disclaim beneficial ownership of such shares, as they are owned beneficially by registered investment companies for which SAFECO Asset Management Company serves as an advisor.

     (3) Pursuant to a Schedule 13G filed in February 1998 with respect to beneficial ownership as of December 31, 1997, Morgan Stanley, Dean Witter, Discover & Co has shared voting and dispositive power with respect to 853,000 shares of Common Stock.

     (4) Pursuant to a Schedule 13G filed February 1998 with respect to beneficial ownership as of December 31, 1997, J. P. Morgan & Co Incorporated has sole voting power with respect to 665,900 shares and sole dispositive power with respect to 802,400 shares of Common Stock.

===============================================================================

PROPOSAL 1.  ELECTION OF DIRECTORS

===============================================================================

         The Board of Directors has nominated and urges you to vote FOR the election of the three directors who have been nominated to serve a three-year term of office in the 1998 class of directors. Each proxy solicited hereby will be so voted unless the stockholder specifies otherwise in the proxy. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the annual meeting, the three persons nominated for election as directors receiving the greatest numbers of votes will be elected to serve as directors.

         The Company's Bylaws divide the Board of Directors into three classes, designated as Class I, Class II and Class III, with respect to terms of office. Each class is elected to serve a three-year term and consists of, as nearly as possible, one-third of the members of the entire Board. By resolutions of the Board of Directors adopted in accordance with the Company's bylaws, the Board of Directors is currently comprised of nine members. The proxies solicited hereby cannot be voted for more than three nominees.

         The term of office of each of the current Class II Directors, Tom H. Delimitros, Stephen T. Harcrow and Geoffrey M. Hertel, expires at the time of the 1998 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected or qualified. Messrs. Delimitros, Harcrow and Hertel have been nominated by the Board to serve additional three-year terms as Class II Directors. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director, if elected.

         It is intended that the proxies solicited hereby will be voted FOR the election of such nominees, unless authority to do so has been withheld. If, at the time of the 1998 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

DIRECTORS AND NOMINEES FOR DIRECTOR

         The CLASS II DIRECTORS, whose terms of office as directors will expire in 2001 if such persons are elected, and certain additional information with respect to each of them, are as follows:

                  TOM H. DELIMITROS has served as a director of the Company since 1994. Mr. Delimitros is a founding General Partner of AMT Venture Partners Ltd., a private limited partnership formed in 1989 that provides equity and debt capital to emerging growth companies involved in specialty chemicals and advanced material technologies. He is also a director and is chairman of the compensation committee of the board of directors of Plains Resources, Inc., a public energy company. Mr. Delimitros received B.S. and M.S. degrees from the University of Washington in Seattle and his M.B.A. from Harvard Business School.

                  STEPHEN T. HARCROW has served as a director of the Company since 1993. Mr. Harcrow currently serves as Chairman of the Board and Chief Executive Officer of Denali Incorporated, a public company involved in the manufacture of fiberglass and steel storage tanks, pipe and manholes for the chemical, petroleum and waste water industries. Mr. Harcrow was employed by Baker Hughes Incorporated, a public company, from 1974 until 1993, last serving as Senior Vice President from 1991 through 1993. He also served as President of EnviroTech, one of the operating groups of Baker Hughes, Inc., from 1988 to 1993. Mr. Harcrow received his B.S. degree in business from the University of Houston.

                  GEOFFREY M. HERTEL has served as a director of the Company since 1984. From 1981 to 1984 he was associated with the Company as a non-voting director and special consultant to the Board. Mr. Hertel joined the Company in March 1993 as Senior Vice President-Finance and Administration. On January 25, 1994 he was appointed Executive Vice President-Finance and Administration. Mr. Hertel has served as President and a director of Fairway Petroleum, Inc., a private oil and gas company, and LAGGS, Inc., a private natural gas pipeline company, since 1980. From 1972 to 1985, Mr. Hertel held various positions with Rotan Mosle, Inc., an investment banking firm, most recently as Senior Vice President-Corporate Finance. Mr. Hertel received both his B.A. and M.B.A. degrees from Michigan State University.

         The CLASS III DIRECTORS, whose terms of office as directors will expire in 1999, and certain additional information with respect to each of them, are as follows:

                  OSCAR S. ANDRAS has served as a director of the Company since 1997. Mr. Andras presently serves as a director, a member of the compensation committee of the board of directors and as President and Chief Executive Officer of Enterprise Products Company, a private natural gas liquids and transportation company. Mr. Andras joined Enterprise Products Company in February 1981 as Executive Vice President, became President and Chief Operating officer in May 1982, and was named Chief Executive officer in January 1996. Mr. Andras worked for Dow Chemical Company in numerous capacities from 1959 to 1981, last serving as Director of Hydrocarbons. Mr. Andras received a B.S. degree in Chemical Engineering from Louisiana State University.

                  KENNETH P. MITCHELL has served as a director of the Company since 1997. Mr. Mitchell is presently a director and chairman of the compensation committee of Balchem Corporation, a private company that manufactures certain specialty chemicals. Mr. Mitchell served as President and Chief Executive Officer of Oakite Products, Inc., a private specialty chemicals company, from 1986 to 1993. From 1964 to 1986, Mr. Mitchell held a number of executive positions with Diamond Shamrock Corporation, a public company, all of which were related to various commodity and specialty chemical business. Mr. Mitchell received a B.S. degree in Marketing and Finance from Ohio State University in 1964, and in 1979, completed the Senior Executive Program at M.I.T.

         The CLASS I DIRECTORS, whose terms of office as directors will expire in 2000, and certain additional information with respect to each of them, are as follows:

                  PAUL D. COOMBS was appointed Executive Vice President-Oil and Gas of the Company in January 1994 and a director on June 28, 1994. Mr. Coombs served as Senior Vice President-Oil and Gas of the Company from 1987 to 1994. From 1985 to 1987, Mr. Coombs served as General Manager-Oil and Gas for the Company. Mr. Coombs has served in numerous other positions for the Company since 1982.

                  ALLEN T. MCINNES has served as a director of the Company since 1993. Mr. McInnes was appointed President and Chief Executive Officer of the Company effective April 1, 1996. Mr. McInnes is also Chairman of the Board and a member of the compensation committee of TGC Industries, a public company involved in the geophysical business. Mr. McInnes served as Chairman of the Board and a member of the compensation committee of Chase Packaging Corporation, a public company involved in the agricultural products packaging business until December 1997. Mr. McInnes served as Chief Executive Officer of TGC Industries from July 1993 through April 1996. Mr. McInnes is a former Executive Vice President and director of Tenneco, Inc., where at various times he had overall corporate-level responsibility for chemicals, minerals, packaging, international development and real estate operations. He also serves as a trustee director of the American Graduate School for International Management and several other educational and charitable institutions. Mr. McInnes holds B.B.A., M.B.A. and Ph.D. degrees from the University of Texas.

                  J. TAFT SYMONDS has served as a director of the Company since 1981 and as Chairman of the Board since October 1993. Mr. Symonds has served as Chairman and a director of Maurice Pincoffs Company, Inc., a private international marketing company, and as President and a director of Symonds Trust Co., Ltd., a private investment firm, since 1978. Mr. Symonds also serves as a director of Plains Resources, Inc., a public energy company, and Denali Incorporated, a public company involved in the manufacture of fiberglass and steel storage tanks, pipe and manholes for the chemical, petroleum and waste water industries. Mr. Symonds received his B.A. degree from Stanford University and his M.B.A. from Harvard Business School.

         The following table reflects the beneficial ownership of the Common Stock and certain additional information as of March 1, 1998 with respect to (i) the directors and nominees for director of the Company set forth above, (ii) the four highest paid executive officers of the Company, its Chief Executive Officer and its former Executive Vice President -- Specialty Chemicals (collectively, the "Named Executive Officers"), and (iii) the Company's directors and executive officers as a group.

                                                                     NUMBER OF
                                                                     SHARES OF
                                                                   COMMON STOCK          PERCENT
         NAME                                       AGE         BENEFICIALLY OWNED       OF CLASS
         ----                                       ---         ------------------       --------
Oscar S. Andras (1)                                  62              12,604(4)              *
Paul D. Coombs (1)                                   42             159,386(5)            1.18%
Tom H. Delimitros(2)                                 57              20,550(6)              *
Stephen T. Harcrow (1)(2)                            51              26,000(7)              *
Geoffrey M. Hertel                                   53             119,870(8)              *
Allen T. McInnes                                     60             313,226(9)            2.32%
Kenneth Mitchell(2)                                  58              11,965(10)             *
Raymond D. Symens                                    47              22,488(11)             *
J. Taft Symonds (1)                                  58             231,775(12)           1.72%
Fred K. Vogt                                         53                  39                 *
Thomas H. Wentzler(3)                                51              24,548(13)             *

Directors and executive officers as a group (13 persons)            938,729(14)           6.95%

         * Less than 1%
--------------------------

 (1   Member of Audit Committee.
 (2)  Member of Management and Compensation Committee.
 (3)  Resigned as an officer and a director effective July 28, 1997.
 (4) Includes 10,604 shares subject to options exercisable within 60 days of the Record Date.
 (5) Includes 104,748 shares subject to options exercisable within 60 days of the Record Date.
 (6) Includes 20,050 shares subject to options exercisable within 60 days of the Record Date.
 (7) Includes 18,000 shares subject to options exercisable within 60 days of the Record Date.
 (8) Includes 93,748 shares subject to options exercisable within 60 days of the Record Date.
 (9) Includes (i) 305,000 shares subject to options exercisable within 60 days of the Record Date and (ii) 200 shares owned by Mr. McInnes' minor children, as to which shares Mr. McInnes disclaims beneficial ownership.
(10) Includes 10,965 shares subject to options exercisable within 60 days of the Record Date.
(11) Includes 18,566 shares subject to options exercisable within 60 days of the Record Date.
(12) Includes 84,882 shares subject to options exercisable within 60 days of the Record Date.
(13) Includes 21,748 shares subject to options exercisable within 60 days of the Record Date.
(14) Includes 692,006 shares subject to options exercisable within 60 days of the Record Date.

         Committees. The Board of Directors has a standing Audit Committee. The Audit Committee is currently comprised of Messrs. Andras, Coombs, Harcrow and Symonds. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors; reviewing with the independent auditors the plan and results of the auditing engagement; reviewing professional services provided by the independent auditors; reviewing the independence of the independent auditors; considering the range of audit and non-audit fees; and reviewing the adequacy of the Company's internal accounting controls.

         The Board of Directors also has a standing Management and Compensation Committee, which is currently comprised of Messrs. Delimitros, Harcrow and Mitchell. The functions performed by the Management and Compensation Committee include reviewing and establishing overall management compensation; administering the Company's employee stock option plans; and approving salary and bonus awards to the Company's executive officers.

         The Board of Directors does not have a Nominating Committee.
         During 1997, the Board of Directors had seven meetings, the Audit Committee had three meetings, and the Management and Compensation Committee had six meetings. During 1997, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and 75% or more of the meetings of all committees of the Board of Directors of which he was a member, except that (i) Mr. Andras attended only two of the three meetings of the Audit Committee, and (ii) Mr. Mitchell attended only two of the four meetings of the Management and Compensation Committee that were held while he was a member of that committee.

         Director Compensation. Beginning April 1997, directors who are not employees of the Company or any subsidiary or affiliate of the Company (the "Outside Directors") receive compensation of $1,500 per month plus $500 for each Board or committee meeting attended, and are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committee meetings. Mr. Symonds receives total annual compensation of $40,000 for serving as Chairman of the Board of Directors.

         Under the Company's Director Stock Option Plan, as amended (the "Director Plan"), each Outside Director generally receives an automatic grant of an option to purchase 6,000 shares of Common Stock on January 1 of each year while they are a director. The options have an exercise price equal to the closing price as of the grant date. The Board of Directors granted Mr. Symonds an option under the TETRA Technologies, Inc. 1990 Stock Option Plan to purchase 6,000 shares of Common Stock at a price of $26.375 per share, which was the closing price as of December 31, 1996.

EXECUTIVE OFFICERS

         The current executive officers of the Company and their ages and positions are listed below.

NAME                             AGE                 POSITION
----                             ---                 --------
Allen T. McInnes .............   60       President, Chief Executive Officer and Director
Geoffrey M. Hertel............   53       Executive Vice President, Chief Financial Officer
                                             and Director
Paul D. Coombs................   42       Executive Vice President and Director
Fred K. Vogt..................   53       Senior Vice President
Raymond D. Symens.............   47       Senior Vice President
Bass C. Wallace, Jr...........   39       General Counsel and Corporate Secretary
James R. Hale.................   48       Treasurer and Assistant Secretary
Bruce A. Cobb.................   48       Controller and Chief Accounting Officer

        (Information regarding the business experience of Messrs. McInnes , Hertel and Coombs is set forth above under "Directors and Nominees for Director".)

        FRED K. VOGT was elected as Senior Vice President -- Specialty Chemicals upon his employment by the Company in 1997. Beginning in 1970, Mr. Vogt was employed by Mallinckrodt Group, Inc., a pharmaceutical and laboratory chemicals company, in various positions, last serving as President of the Mallinckrodt Baker Division from 1995 to 1996. From 1991 to 1995, Mr. Vogt served as Vice President, Performance and Laboratory Chemicals, from 1987 to 1991 as Vice President, Science Product Division and from 1984 to 1987, Mr. Vogt served as Assistant General Manager for Mallinckrodt's Specialty Chemicals Division. Mr. Vogt received his B.S. in Chemical Engineering, M.S. in Engineering Administration and an Honorary Professional Chemical Engineering Degree from University of Missouri at Rolla.

        RAYMOND D. SYMENS was elected Senior Vice President -- Bromine and Strategic Affairs in 1997. He served as Senior Vice President - Planning and Strategic Affairs for the Company from 1994 to 1997, and as Vice President - Manufacturing from 1988 to 1994. From 1976 to 1988, Mr. Symens held various executive positions with Earth Sciences Incorporated and its wholly owned Canadian subsidiary, ESI Resources, Ltd., finally as Vice President and General Manager for the chemical recovery operations located in western Canada. Mr. Symens received his B.S. degree in Metallurgical Engineering from the South Dakota School of Mines and Technology.

        BASS C. WALLACE, JR. has served as General Counsel of the Company since his initial employment by the Company in 1994. Prior to that time, he was a partner with the law firm of Norton & Blair, P.C., where he practiced corporate and securities law from 1990 to 1994. Mr. Wallace has served as Corporate Secretary of the Company since 1996. Mr. Wallace received his B.A. degree in economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

        JAMES R. HALE has served as Treasurer of the Company since 1986. Mr. Hale served as Chief Financial Officer of the Company from 1986 until 1993. From 1976 to 1985, Mr. Hale held various positions with First City Bancorporation of Texas, Inc., most recently as Vice President and Manager of Profit Planning. Mr. Hale received a B.S. degree in economics and history from the University of the South and an M.B.A. from Vanderbilt University. Mr. Hale is a certified public accountant.

        BRUCE A. COBB has served as Controller of the Company since 1991. From 1987 to 1991, Mr. Cobb was the chief financial officer of Speeflo Manufacturing Company. From 1979 to 1987, he served as division controller for Hughes Production Tools, a division of Hughes Tool Company. From 1973 to 1979, Mr. Cobb practiced accounting with Ernst & Young. Mr. Cobb received a B.B.A. degree in accounting from the University of Texas, and he is a certified public accountant.

COMPENSATION OF EXECUTIVE OFFICERS

        The following information is given for the years 1995 through 1997 with respect to the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION(1)         LONG-TERM
                                               --------------------------      COMPENSATION
                                                                                  AWARDS
                                                                                SECURITIES         ALL
                                   FISCAL                                       UNDERLYING        OTHER
NAME AND PRINCIPAL POSITION         YEAR         SALARY          BONUS           OPTIONS(#)   COMPENSATION(2)
---------------------------         ----         ------          -----           -----------  ------------
Allen T. McInnes...............     1997       $285,000         $ 82,000         300,000         $3,025
President and Chief
     Executive Officer              1996        213,750(3)       100,000         300,000          2,138

Paul D. Coombs.................     1997       $197,004         $120,000         100,000         $4,750
Executive Vice President ......     1996        187,000          112,326          75,000          2,250
                                    1995        184,828          108,116              0           2,250

Geoffrey M. Hertel.............     1997       $191,004         $ 70,670         100,000         $2,954
Executive Vice President.......     1996        182,000           71,526          75,000             0
Chief Financial Officer........     1995        181,083          101,228              0              0

Raymond D. Symens..............     1997       $159,167         $ 44,800              0          $4,678
Senior Vice President .........

Fred K. Vogt (4) ..............     1997       $ 31,667         $ 20,000         100,000             0
Senior Vice President

Thomas H. Wentzler (5).........     1997       $202,000         $     0               0          $4,750
Executive Vice President ......     1996        202,000           58,014          75,000          2,250
                                    1995        199,824           80,000              0           2,250


     (1) During the years ended December 31, 1995, 1996 and 1997 none of the Named Executive Officers received perquisites or other personal benefits that exceeded the lesser of $50,000 or 10% of the total annual salary and bonus for such individual.
     (2) Represents employer matching contributions under the Company's 401(k) Retirement Plan.
     (3) Mr. McInnes was initially employed as President and Chief Executive Officer on April 1, 1996.
     (4) On September 23, 1997, Mr. Vogt was hired as Senior Vice President, at an annual salary of $190,000.
     (5) Mr. Wentzler resigned as an officer and director effective July 28, 1997.

         Employment Agreements. Mr. McInnes and the Company entered into an employment agreement, effective April 1, 1996, with a term of four years that provides for a base salary of $285,000. Under the agreement, Mr. McInnes is entitled to participate in the Company's Incentive Compensation Program and the Company's other employee benefit plans, and he is entitled to certain other benefits. In the event of a change of control of the Company (as defined in the agreement), Mr. McInnes may be entitled to the then remaining benefits under the agreement. Under the agreement, Mr. McInnes may not compete with the Company in any business in a specified geographic area, and he agreed to certain other covenants designed to protect the Company against any such competition.

         401(k) Plan. Under the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), eligible employees may contribute on a pre-tax basis up to 15% of their compensation, subject to an annual maximum established under the Internal Revenue Code. The Company makes a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant's annual compensation that is contributed to the 401(k) Plan. As of December 31, 1997, approximately 66% of all eligible employees had elected to participate in the 401(k) Plan.

STOCK OPTIONS

         The following information concerns individual grants of stock options made during the last fiscal year to the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                               PERCENT
                             NUMBER OF        OF TOTAL
                            SECURITIES        OPTIONS           EXERCISE
                            UNDERLYING       GRANTED TO          OR BASE
                              OPTIONS         EMPLOYEES           PRICE       EXPIRATION       GRANT DATE
NAME                         GRANTED(#)     IN FISCAL YEAR      ($/SHARE)        DATE     THEORETICAL VALUE(2)
----                         ----------     --------------      ---------        ----     --------------------
Allen T. McInnes...........  300,000 (1)        42.34%            $25.00      09/26/05        $3,606,000
Paul D. Coombs.............  100,000 (1)        14.11%            $25.00      09/26/05        $1,202,000
Geoffrey M. Hertel.........  100,000 (1)        14.11%            $25.00      09/26/05        $1,202,000
Raymond D. Symens..........     -                -                  -             -              -
Fred K. Vogt...............   50,000             7.06%            $22.00      09/26/07          $481,000
                              50,000 (1)         7.06%            $25.00      09/26/05          $601,000
Thomas H. Wentzler.........     -                -                  -             -              -

--------------------------------------------

     (1) Performance option that vests in full in five years from grant date, subject to earlier vesting as follows: (i) in the event the market value per share of Common Stock is greater than or equal to 150% of the exercise price for a period of at least 20 consecutive trading days, 50% of the shares underlying such option vest immediately and (ii) in the event the market value per share of Common Stock is greater than or equal to 200% of the exercise price for a period of at least 20 consecutive trading days, the remaining 50% of the shares underlying such option vest immediately. Vested options must be exercised within three years of vesting, and, in general, no more than 100,000 vested options may be exercised in any 90 day period.

     (2) The theoretical values on grant date are calculated under the Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the options's theoretical value, including the stock's historical volatility and dividend rate, the exercise period of the option, and interest rates. The grant date theoretical value above assumes a volatility of 39%, a dividend yield of 0.0%, a 6.00% risk free rate of return, and an exercise six years after the grant date.

         The following table shows all exercises of stock options during the last fiscal year by the Named Executive Officers of the Company and the fiscal year-end value of unexercised options:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF
                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                                 UNEXERCISED                 IN-THE-MONEY
                                                                OPTIONS HELD                    OPTIONS
                                                             AT FISCAL YEAR-END          AT FISCAL YEAR-END ($)(1)
                                                      ------------------------------  ----------------------------
                                 SHARES
                               ACQUIRED ON     VALUE
                                EXERCISE     REALIZED                       NOT                           NOT
NAME                               (#)         ($)       EXERCISABLE    EXERCISABLE     EXERCISABLE   EXERCISABLE
----                          ------------   --------    -----------    -----------     -----------   -----------
Allen T. McInnes............         0            0       274,464         334,536       $1,248,889     $ 149,302
Paul D. Coombs..............         0            0        96,998         164,002       $1,031,316     $ 364,872
Geoffrey M. Hertel..........         0            0        90,665         163,335       $1,099,050     $ 355,325
Raymond D. Symens...........     5,016      $90,284        16,466          14,852       $  161,702     $  98,256
Fred K. Vogt................         0            0             0         100,000       $        0     $       0
Thomas H. Wentzler..........    87,720   $1,622,100        13,998          64,002       $  127,129     $ 364,872

------------------------

     (1) Computed based on the difference between aggregate fair market and aggregate exercise price. The fair market value of the Company's Stock on December 31, 1997 was $21.1875 based on the average of the high and low sales prices on the New York Stock Exchange on that date.

MANAGEMENT COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There are no transactions or relationships required to be disclosed under this section.

MANAGEMENT AND COMPENSATION COMMITTEE REPORT

         The Management and Compensation Committee, which is composed of outside Directors of the Company, establishes overall management compensation for the Company and is responsible for investigating, determining and awarding compensation to be paid to the Company's senior executive officers, including grants under the Company's stock option plans. In order to make such determinations, each year the Committee evaluates (i) the Company's performance relative to its annual objectives, (ii) the Company's performance relative to changes in the industry (i.e., performance relative to the opportunities available), and (iii) each senior executive officer's contribution to the Company's achievements during the year.

         The basic objectives of the senior executive compensation program are to:


    o Enable the Company to attract, retain, motivate and reward high caliber senior executive officers to manage the Company's diverse, interconnected businesses;

    o Inspire the senior executive officers to work as a team to innovatively and aggressively pursue Company goals, including its multifaceted growth plan;

    o Encourage the senior executive officers to analyze and make improvements to the Company's business systems in order to carry operations to higher levels of achievement and efficiency;

    o Emphasize "pay for performance" by having a significant portion of the senior executive officers' total compensation "at risk" in the form of incentive compensation; and

    o Align the long-term interests of the senior executive officers with those of the Company's stockholders through the use of stock options as a portion of compensation and thereby encourage the achievement of performance objectives that enhance stockholder value on a continuing basis.

         The Committee monitors general industry conditions, changes in regulations and tax laws, and other developments that may require modifications of the senior executive compensation program in order to ensure the program is properly structured to achieve its objectives. The Company's senior executive compensation program currently is comprised of three major components: base salary, annual incentive bonuses, and longer term incentive stock options.

         Base Salaries. Base salaries for each of the Company's senior executive officers are determined on an individual basis, taking into consideration the performance of the individual and his contributions to the Company's performance, the length of service of the individual with the Company, compensation by industry competitors for comparable positions, internal equities among positions, and general economic conditions. Although no specific weight is assigned to these factors, the Committee generally targets the mid-point range of salary levels paid within the industry as a primary consideration in setting base salaries. In order to determine salary levels paid within the industry, the Committee reviews various industry surveys and proxy information of its competitors and, from time to time, consults with independent compensation consulting firms. The Committee gives serious consideration to the recommendations of the Chief Executive Officer with regard to the salaries to be paid to the senior executive officers. The Committee believes that maintaining a competitive base salary structure is vital to attract and retain talented executives and that optimal performance is encouraged through the use of incentive programs, such as annual incentive compensation and stock option plans, thereby furthering the goal of having "at risk" compensation as an important component of the executive compensation program.

         Annual Incentive Compensation. In addition to their base salaries, each of the Company's senior executive officers (in addition to other key employees) is eligible to earn an annual incentive payment under the Company's Incentive Compensation Program, depending on (i) the extent to which the Company (and the applicable Division, if any) achieves its earnings per share goal for the applicable year and (ii) such individual achieving his or her individual goals, which typically include various operating, financial and strategic goals (such as achievement of divisional earnings or other financial targets and successful completion of major projects) that are considered to be important to the Company's long- or short-term success. Individual goals are not specifically weighted in the determination of whether to award annual incentive payments to the senior executive officers. The Incentive Compensation Program has six levels of participation, each of which represents maximum amounts of incentive compensation that may be awarded (expressed as a percentage of base pay), based on the extent to which the Company achieves it earnings goal. Senior executive officers participate in the top two levels. After a year-end review of corporate and divisional achievements and the personal achievement of the applicable individual goals, the Chief Executive Officer determines the amount of the annual incentive payment, if any, that he recommends be awarded to each senior executive officer. Such review includes the Chief Executive Officer's subjective evaluation of factors that include the extent to which the goals were achieved by the senior executive officers. The Committee reviews, makes changes if desired, and approves such payments to the senior executive officers. Two hundred and forty-seven employees of the Company received payments under the Incentive Compensation Program in 1997, including each of the senior executive officers (other than Mr. Wentzler). (See above under "Compensation of Executive Officers", "Summary Compensation Table".)

         Stock Options. For many years the Company has used stock options as its long-term incentive program for senior executive officers and other key employees. Stock options are used in order to relate the benefits received by the senior executive officers and key employees to the amount of appreciation realized by the stockholders over comparable periods. The Committee administers the Company's stock option plans, taking into consideration the recommendations of the Chief Executive Officer with regard to specific option grants. Stock options are generally granted every 12 to 18 months. Stock options other than "Performance Options" (discussed below) are usually granted at exercise prices not less than the market value of the stock on the date of the grant. In general, 20% of options vest one year after the date of grant and the remainder of the options vests ratably over the next four years (assuming continued employment). As a result, no options have any realizable value unless the optionee remains employed by the Company and the Company's stock appreciates in value over the exercise price. Termination of employment triggers a requirement that the options be exercised or forfeited. All stock options are non-transferable. Stock options provide the senior executive officers and other key employees the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the their interests with those of the stockholders.

                 Performance Based Stock Options. The Plan also permits the issuance of options (the "Performance Options") that are subject to early vesting only if the price of the Common Stock increases significantly. Performance Options include the following special terms and conditions:

             O     The Exercise Price is the greater of (i) $25.00 per share or
                   (ii) the Market  Value Per Share on the Grant Date

             O These options vest in full no less than five years from the Grant Date (assuming that the option holder is still employed by the Company), subject to earlier vesting as follows:

                     O Fifty percent of each such option vests immediately if the Market Value Per Share is equal to or greater than 150% of the Exercise Price for a period of at least 20 consecutive trading days; and

                     O The remaining fifty percent vests immediately if the Market Value Per Share is equal to or greater than 200% of the Exercise Price for a period of at least 20 consecutive trading days

             O These options are immediately exercisable upon vesting; provided, however, that no more than 100,000 shares of Common Stock may be exercised by any individual after vesting in any 90 day period, except in the event of the death, incapacity or termination of employment of the holder or the occurrence of a Corporate Change.

             O Such options must be exercised within three years of vesting or else they expire.

         For example, if the closing price per share of the Common Stock is at or below $25.00 on the date of grant of any of such options, the exercise price will be $25.00 per share. Therefore, early vesting of 50% of such options would not occur until the closing price per share is at least $37.50 per share for 20 consecutive trading days, and the remaining 50% of such options would not vest early unless the closing price per share is at least $50.00 per share for 20 consecutive trading days.

         The Committee believes that such options will be powerful incentives to such senior executive officers to bring their full talents and energies to bear to accomplish the significant increases in stockholder values that vesting requires, within the option period. In 1997, the Committee approved grants of Performance Options to Messrs. McInnes, Coombs, Hertel and Vogt. (See above under "Summary Compensation Table" and "Stock Options" for details of these option grants.)

         Compensation of the Chief Executive Officer. Mr. McInnes is employed pursuant to the terms of a four year employment agreement entered into in 1996 in connection with his initial hiring. Under his employment agreement, Mr. McInnes is paid a base salary of $285,000 per year, subject to review by the Committee from year to year and increase if merited. Under the Incentive Compensation Program, since the Company achieved in excess of 80% but less than 90% of its earnings per share goal for 1997, the Committee considered the Company's record revenues and earnings and Mr. McInnes' achievement of his individual goals, including his development of new operational systems for the Company and his recruitment of additional senior management personnel, in awarding him a bonus of $82,000 on an exception basis. If the Company had achieved 100% of its earnings per share goal for 1997, Mr. McInnes would have been entitled to a maximum bonus of $122,550.

                         Submitted by the Management and Compensation Committee of the Board of Directors in March 1998,

                                    Tom H. Delimitros, Chairman
                                    Stephen T. Harcrow
                                    Kenneth P. Mitchell

         This report and the Performance Graph set forth below have been prepared for inclusion in the proxy materials to be provided to the stockholders of the Company in anticipation of the Annual Meeting of Stockholders to be held May 15, 1998 and not for inclusion in any other filing required under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent the Company specifically incorporates such information by reference into a filing under either of such Acts. This Report is not to be considered "soliciting materials" as that term is used in the proxy rules of the Securities and Exchange Commission.

INSIDER STOCK SALES

         The Company acknowledges that sales of Common Stock by the Company's insiders will occur periodically. In particular, the Company believes that its insiders who have a significant portion of their net worth in Common Stock may desire to diversify their investment portfolio over time. The Company has established an insider trading policy for insider transactions. This policy is designed to help ensure compliance with the federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion, typically within a window period following the release of quarterly financial data. The insider trading policy also prohibits directors, officers and employees of the Company from purchasing securities of the Company on margin or in short sales and from buying or selling puts, calls or options involving securities of the Company (other than employee stock options). All directors, executive officers and employees owning more than 5% of any class of securities of the Company are required to limit transactions in Company securities to certain specified "window" periods and they are generally prohibited from selling more than 25% of the amount of Company securities individually owned in any 12 month period.

PERFORMANCE GRAPH


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG TETRA TECHNOLOGIES, INC., THE S & P 500 INDEX,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                            12/92    12/93    12/94    12/95    12/96    12/97
                           -------  -------  -------  -------  -------  -------

TETRA TECHNOLOGIES, INC.    100.00     86      144       211      306      255

Peer Group                  100.00    100       98       123      153      179

S & P 500                   100.00    110      112       153      189      252

NASDAQ STOCK MARKET (U.S.)  100.00    115      112       159      195      240

* Value of $100 invested on December 31, 1992 in indicated stock or index; including reinvestment of dividends; fiscal year ending December 31.

The Peer Group consists of the following companies:

Albemarle Corporation                      Minerals Technologies Inc.
Amcol International Corporation            NewPark Resources, Inc.
Bemis Inc.                                 Oil-Dri Corp of America
BetzDearborn, Inc.                         OM Group, Inc.
Calgon Carbon Corporation                  Omega Environmental, Inc.
Chemed Corporation                         Pall Corporation
Cytec Industries, Inc.                     Quaker Chemical Corporation
Dekalb Genetics Corporation                Raychem Corporation
Ferro Corporation                          Scotts Company
Geon Company                               Stephan Company
The GNI Group, Inc.                        Sybron Chemicals, Inc.
International Technology Corp.             SynAlloy Corporation
Lilly Industries, Inc.                     Witco Corporation

         The following companies, each of which was included in the Company's Peer Group used for the Performance Graph contained in the Company's definitive proxy statement which involved the election of the Company's directors in 1997, are no longer part of the Peer Group, since their stocks are no longer publicly traded: Allwaste, Inc., Mid-American Waste Systems, Inc., Petrolite Corporation and Western Waste Industries.

===============================================================================

PROPOSAL 2. APPROVAL OF AUDITORS

===============================================================================

         Proposal 2 requests stockholder approval of the Board of Directors appointment of the firm of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending such meeting. Ernst & Young LLP has served as independent auditors for the Company since 1981.

===============================================================================

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

===============================================================================

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock (Forms 3, 4 and 5) with the Securities and Exchange Commission (the "SEC") and with the New York Stock Exchange. Executive officers and directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers and directors and 10% stockholders were complied with in a timely manner.

===============================================================================

PROPOSALS OF STOCKHOLDERS

===============================================================================

         A proposal of a stockholder intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received at the Company's principal executive offices no later than December 1, 1998 if the stockholder making the proposal desires such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting. Additionally, the Bylaws of the Company provide that a stockholder may nominate directors only if written notice complying with the provisions set forth in the Bylaws is delivered to the Company by such stockholder 80 days in advance of an annual meeting or within ten days after the date of notice by the Company of a special meeting involving the election of directors.

===============================================================================

ADDITIONAL FINANCIAL INFORMATION

===============================================================================

         Stockholders may obtain additional financial information of the Company for the year ended December 31, 1997 from the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K may be obtained without charge by written or oral request to Carole K. Bishop, Manager, Investor Relations, TETRA Technologies, Inc., 25025 IH-45 North, 6th Floor, The Woodlands, Texas 77380, telephone (281) 367-1983. This copy will be sent via first class mail or equally prompt means within one business day of receipt of such request.


                                      -15-
===============================================================================

OTHER MATTERS

===============================================================================

         The Board of Directors has at this time no knowledge of any matters to be brought before the annual meeting other than those referred to above. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

         A certified copy of the list of stockholders as of the record date of March 20, 1998 will be available for stockholder inspection at the Company's office ten days prior to the meeting date of May 15, 1998.

                                   By Order of the Board of Directors,

                                   /s/ BASS C. WALLACE, JR.

                                   BASS C. WALLACE, JR.
                                   Corporate Secretary


March 23, 1998
The Woodlands, Texas

PROXY                                                                     PROXY
                            TETRA TECHNOLOGIES, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 15, 1998
    The undersigned hereby constitutes and appoints BASS C. WALLACE, JR. and PAUL D. COOMBS, and each or either of them, lawful attorneys and proxies of the undersigned, each acting alone with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of stockholders of TETRA Technologies, Inc., (herein the "Company") to be held at The Woodlands Executive Conference Center and Resort, 2301 North Millbend Drive, The Woodlands, Texas 77380 on the 15th day of May 1998 at 11:00 a.m., Central Daylight Savings Time, and any adjournments(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.


1. Election of Directors:
    [ ] FOR all nominees listed, except as indicated to the contrary below
    [ ] WITHHOLD AUTHORITY to vote for election of all nominees

    NOMINEES: Tom H. Delimitros, Stephen T. Harcrow, Geoffrey M. Hertel

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that person's name in the space provided below.
-------------------------------------------------------------------------------

2. To approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year 1998.

    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN


                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

    Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. All prior proxies are hereby revoked.

    This Proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated March 24, 1998.



                              Dated __________________________________ , 1998

                              _______________________________________________
                                           Signature of Shareholder

                              _______________________________________________
                                           Signature of Shareholder

                              Note: Please sign exactly as name appears hereon.
                                 Joint owners should each sign. When Signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                              PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY